SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                (Amendment No. 1)
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                               Kasper A.S.L., LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    485808109
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                                 (CUSIP Number)


                                  April 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
             [X] Rule 13d-1(b)
             [ ] Rule 13d-1(c)
             [ ] Rule 13d-1(d)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------                                            -----------------
CUSIP No. 485808109                13G                         Page 2 of 9 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1      | Name of Reporting Person   Steven A. Van Dyke
       |
       | I.R.S. Identification No. of Above Person            Not applicable
--------------------------------------------------------------------------------
2      | Check the Appropriate Box if a Member of a Group         (a)  [ ]
       |                                                          (b)  [X]
--------------------------------------------------------------------------------
3      | SEC Use Only
--------------------------------------------------------------------------------
4      | Citizenship or Place of Organization
       | United States
--------------------------------------------------------------------------------
 Number of Shares    |   5    |  Sole Voting Power
                     |        |  0
                     -----------------------------------------------------------
Beneficially Owned   |   6    |  Shared Voting Power
        by           |        |  760,771
                     -----------------------------------------------------------
  Each Reporting     |   7    |  Sole Dispositive Power
                     |        |  0
                     -----------------------------------------------------------
    Person With      |   8    |  Shared Dispositive Power
                     |        |  760,771
--------------------------------------------------------------------------------
9      | Aggregate Amount Beneficially Owned by Each Reporting Person
       | 760,771
--------------------------------------------------------------------------------
10     | Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       |                                                                  [ ]
--------------------------------------------------------------------------------
11     | Percent of Class Represented by Amount in Row (9)
       | 11.19%
--------------------------------------------------------------------------------
12     | Type of Reporting Person
       | IN, HC
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 485808109                13G                         Page 3 of 9 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1      | Name of Reporting Person   Douglas P. Teitelbaum
       |
       | I.R.S. Identification No. of Above Person            Not applicable
--------------------------------------------------------------------------------
2      | Check the Appropriate Box if a Member of a Group         (a)  [ ]
       |                                                          (b)  [X]
--------------------------------------------------------------------------------
3      | SEC Use Only
--------------------------------------------------------------------------------
4      | Citizenship or Place of Organization
       | United States
--------------------------------------------------------------------------------
 Number of Shares    |   5    |  Sole Voting Power
                     |        |  0
                     -----------------------------------------------------------
Beneficially Owned   |   6    |  Shared Voting Power
        by           |        |  760,771
                     -----------------------------------------------------------
  Each Reporting     |   7    |  Sole Dispositive Power
                     |        |  0
                     -----------------------------------------------------------
    Person With      |   8    |  Shared Dispositive Power
                     |        |  760,771
--------------------------------------------------------------------------------
9      | Aggregate Amount Beneficially Owned by Each Reporting Person
       | 760,771
--------------------------------------------------------------------------------
10     | Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       |                                                                  [ ]
--------------------------------------------------------------------------------
11     | Percent of Class Represented by Amount in Row (9)
       | 11.19%
--------------------------------------------------------------------------------
12     | Type of Reporting Person
       | IN, HC
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 485808109                13G                         Page 4 of 9 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1      | Name of Reporting Person   Tower Investment Group, Inc.
       |
       | I.R.S. Identification No. of Above Person            59-2924229
--------------------------------------------------------------------------------
2      | Check the Appropriate Box if a Member of a Group         (a)  [ ]
       |                                                          (b)  [X]
--------------------------------------------------------------------------------
3      | SEC Use Only
--------------------------------------------------------------------------------
4      | Citizenship or Place of Organization
       | Florida
--------------------------------------------------------------------------------
 Number of Shares    |   5    |  Sole Voting Power
                     |        |  760,771
                     -----------------------------------------------------------
Beneficially Owned   |   6    |  Shared Voting Power
        by           |        |  0
                     -----------------------------------------------------------
  Each Reporting     |   7    |  Sole Dispositive Power
                     |        |  760,771
                     -----------------------------------------------------------
    Person With      |   8    |  Shared Dispositive Power
                     |        |  0
--------------------------------------------------------------------------------
9      | Aggregate Amount Beneficially Owned by Each Reporting Person
       | 760,771
--------------------------------------------------------------------------------
10     | Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       |                                                                  [ ]
--------------------------------------------------------------------------------
11     | Percent of Class Represented by Amount in Row (9)
       | 11.19%
--------------------------------------------------------------------------------
12     | Type of Reporting Person
       | HC
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 485808109                13G                         Page 5 of 9 Pages
-------------------                                            -----------------



--------------------------------------------------------------------------------
1      | Name of Reporting Person   Bay Harbour Management, L.C.
       |
       | I.R.S. Identification No. of Above Person            59-3418243
--------------------------------------------------------------------------------
2      | Check the Appropriate Box if a Member of a Group         (a)  [ ]
       |                                                          (b)  [X]
--------------------------------------------------------------------------------
3      | SEC Use Only
--------------------------------------------------------------------------------
4      | Citizenship or Place of Organization
       | Florida
--------------------------------------------------------------------------------
 Number of Shares    |   5    |  Sole Voting Power
                     |        |  760,771
                     -----------------------------------------------------------
Beneficially Owned   |   6    |  Shared Voting Power
        by           |        |  0
                     -----------------------------------------------------------
  Each Reporting     |   7    |  Sole Dispositive Power
                     |        |  760,771
                     -----------------------------------------------------------
    Person With      |   8    |  Shared Dispositive Power
                     |        |  0
--------------------------------------------------------------------------------
9      | Aggregate Amount Beneficially Owned by Each Reporting Person
       | 760,771
--------------------------------------------------------------------------------
10     | Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
       |                                                                  [ ]
--------------------------------------------------------------------------------
11     | Percent of Class Represented by Amount in Row (9)
       | 11.19%
--------------------------------------------------------------------------------
12     | Type of Reporting Person
       | IA
--------------------------------------------------------------------------------

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CUSIP No. 485808109                13G                         Page 6 of 9 Pages
-------------------                                            -----------------


This Amendment No. 1 amends and supplements the Statement on Schedule 13G, originally filed with the Securities and Exchange Commission on February 16, 1999 (the "Schedule 13G"), by Bay Harbour Management, L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), as the majority stockholder of Bay Harbour, Steven A. Van Dyke ("Mr. Van Dyke"), in his capacity as a stockholder and President of Tower, and Douglas P. Teitelbaum ("Mr. Teitelbaum"), in his capacity as a stockholder of Tower (Bay Harbour, Tower, Mr. Van Dyke and Mr. Teitelbaum are collectively, the "Reporting Persons"). Capitalized terms contained herein but not otherwise defined have the meanings ascribed to them in the Schedule 13G.

Item 4(a) Amount beneficially owned:

Item 4(a) is hereby amended in its entirety to read as follows:

      As of April 30, 1999, Bay Harbour may be deemed the beneficial owner of 760,771 shares of Kasper Common Stock as a result of voting and dispositive power that it held with respect to the 760,771 shares of Kasper Common Stock held for the account of five private investment funds and four managed accounts.

      As of April 30, 1999, Tower may be deemed the beneficial owner of 760,771 shares of Kasper Common Stock deemed to be beneficially owned by Bay Harbour referred to above. Tower is the majority stockholder of Bay Harbour.

      As of April 30, 1999, Mr. Van Dyke may be deemed the beneficial owner of 760,771 shares of Kasper Common Stock deemed to be beneficially owned by Bay Harbour as referred to above. Mr. Van Dyke is a stockholder and President of Tower.

      As of April 30, 1999, Mr. Teitelbaum may be deemed the beneficial owner of 760,771 shares of Kasper Common Stock deemed to be beneficially owned by Bay Harbour as referred to above. Mr. Teitelbaum is a stockholder of Tower.

Item 4(b) Percent of Class:

Item 4(b) is hereby amended in its entirety to read as follows:

      11.19%

Item 4(c) Number of shares as to which Bay Harbour has:

Item 4(c) is hereby amended in its entirety to read as follows

      (i) sole power to vote or direct the vote: 760,771
      (ii) shared power to vote or to direct the vote: 0
      (iii) the sole power to dispose of or to direct the disposition of: 760,771

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CUSIP No. 485808109                13G                         Page 7 of 9 Pages
-------------------                                            -----------------

      (iv) shared power to dispose of or to direct the disposition of: 0

      Bay Harbour does not currently possess any rights to acquire additional shares of Kasper Common Stock.

      Number of shares as to which Tower has:

      (i) sole power to vote or direct the vote: 760,771
      (ii) shared power to vote or to direct the vote: 0
      (iii) the sole power to dispose of or to direct the disposition of: 760,771
      (iv) shared power to dispose of or to direct the disposition of: 0

      Tower does not currently possess any rights to acquire additional shares of Kasper Common Stock.

      Number of shares as to which Mr. Van Dyke has:

      (i) sole power to vote or direct the vote: 0
      (ii) shared power to vote or to direct the vote: 760,771
      (iii) the sole power to dispose of or to direct the disposition of: 0
      (iv) shared power to dispose of or to direct the disposition of: 760,771

      Mr. Van Dyke does not currently possess any rights to acquire additional shares of Kasper Common Stock.

      Number of shares as to which Mr. Teitelbaum has:

      (i) sole power to vote or direct the vote: 0
      (ii) shared power to vote or to direct the vote: 760,771
      (iii) the sole power to dispose of or to direct the disposition of: 0
      (iv) shared power to dispose of or to direct the disposition of: 760,771

      Mr. Teitelbaum does not currently possess any rights to acquire additional shares of Kasper Common Stock.

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CUSIP No. 485808109                13G                         Page 8 of 9 Pages
-------------------                                            -----------------


Item 10. Certification.

      By signing below each of the undersigned certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 485808109                13G                         Page 9 of 9 Pages
-------------------                                            -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  May 5, 1999                          BAY HARBOUR MANAGEMENT, L.C.


                                            By: /s/ Steven A. Van Dyke
                                                -------------------------
                                                Name:  Steven A. Van Dyke
                                                Title:  President

Date:  May 5, 1999                          TOWER INVESTMENT GROUP, INC.


                                            By: /s/ Steven A. Van Dyke
                                                -------------------------
                                                Name:  Steven A. Van Dyke
                                                Title:  President



Date:  May 5, 1999                             /s/ Steven A. Van Dyke
                                            -----------------------------
                                                 Steven A. Van Dyke




Date:  May 5, 1999                            /s/ Douglas P. Teitelbaum
                                            -----------------------------
                                                Douglas P. Teitelbaum